UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 18, 2013, Grandparents.com, Inc. (the “Company”) disclosed in a Current Report on Form 8-K that, on October 9, 2013, the Company and Aetna Life Insurance Company (together with its affiliates, “ALIC”) entered into a Program Agreement (the “Program Agreement”). On February 13, 2014 (the “Effective Date”), in order to extend the terms of the Program Agreement to Reader’s Digest Financial Services, Inc. (“RD”), the Company, ALIC and RD entered into a Third-Party Agreement (the “Agreement”), pursuant to which RD will endorse and promote ALIC-issued Medicare supplement health insurance products and other insurance products as the parties may agree to offer from time to time (the “Products”) pursuant to the terms of the Agreement.

The Agreement provides that ALIC will pay to the Company certain advances and royalties, and the Company will pay to RD certain fees, each in accordance with formulas as set forth in the Agreement. Such payments may be subject to certain conditions or adjustments upon the occurrence of certain events, as set forth in the Agreement.

The Agreement will remain in effect until the third anniversary of the Effective Date and will automatically renew thereafter for additional one year terms, unless earlier terminated by either party by timely written notice, upon expiration or termination of the Program Agreement or pursuant to the terms of the Agreement. In addition to customary termination provisions, (i) ALIC may terminate the Agreement if it determines in good faith that any regulatory or other event or circumstance exists that materially adversely impacts, or could reasonably be expected to materially adversely impact, ALIC’s economic interests, (ii) the Company may terminate the Agreement if ALIC elects not to provide funding for the marketing plan as required by the Agreement and (iii) RD may terminate the Agreement if (a) the amount ALIC determines to provide for purposes of such marketing plan is less than a certain threshold amount set forth in the Agreement or (b) if certain thresholds are not met with respect to the number of Products issued pursuant to the Agreement. The Agreement also provides that any party may terminate the Agreement if such party determines, after good faith consultation with the other parties, that an event has occurred with respect to any party or the program contemplated by the Agreement which will cause harm to the reputation of the terminating party.

The Agreement also contains mutual indemnification obligations and confidentiality provisions and sets forth certain mutual exclusivity rights, including certain limitations on the Company’s ability to enter into co-brand arrangements with competitors of RD during the term of the Agreement.

The Company intends to file a copy of the Agreement as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2013 and plans to seek confidential treatment of certain terms of the Agreement at such time.

Item 3.02	Unregistered Sales of Equity Securities

On February 14th 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company sold, in a private transaction, 1,200,000 shares of the Company’s common stock (the “Shares”) and warrants (the “Warrants”) to purchase 300,000 shares of the Company’s common stock for aggregate gross proceeds to the Company of $300,000. The Warrants are exercisable for a period of five years at an exercise price of $0.25 per share, subject to customary adjustments. The Purchase Agreement contains customary representations, provisions and warranties of both the Company and the Investor. The proceeds from the sale are being used for operating expenses.

In issuing the Shares and Warrants above, the Company relied upon the exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The Company intends to file a copy of the Purchase Agreement and Warrants as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2014	GRANDPARENTS.COM, INC.

	By:	/s/ Matthew Schwartz
Matthew Schwartz
V.P. Administration & Chief Compliance Officer